                                                                    Exhibit 10.6

                                SUPPLY AGREEMENT

     This Supply Agreement (this "Agreement") dated as of this 2nd day of Aug,
2002 (the "Effective Date") is entered into by and between Orthovita, Inc., a
Pennsylvania corporation having a principal place of business at 45 Great Valley
Parkway, Malvern, PA 19355 ("Orthovita"), and BioMimetic Pharmaceuticals, Inc.,
a Delaware corporation having a principal place of business at 1616 Westgate
Circle, Brentwood, TN 37027 ("BMPT") (each, individually, a "Party" and, collectively, the "Parties").

     WHEREAS, Orthovita shall manufacture and supply Compound (as defined below)
to BMPI; and

     WHEREAS, BMPI shall purchase its requirements of Compound from Orthovita for purposes of conducting investigational testing and manufacturing of the
Product.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the sufficiency of which is hereby acknowledged and intending to be legally bound, the Parties to this Agreement mutually agree as follows:

1. Definitions. For purposes of this Agreement, the initially capitalized terms in this Agreement, whether used in the singular or plural, shall have the following meanings:

     1.1 "Affiliate" of either Party means any corporation, firm, partnership, organization or entity, whether de jure or de facto, which such Party directly or indirectly controls, is controlled by or is under common control with. For the purpose of this definition, the term "control" means direct or indirect ownership of at least 50% of the outstanding equity voting stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of a Party or other entity.

     1.2 "Business Day" means any day on which banking institutions in New York,
NY are open for business.

     1.3 "cGMP" means current Good Manufacturing Practices to include the
Quality System Regulation (QSR's) in the United States existing on the Effective
Date, as promulgated by the FDA.

     1.4 "Compound" means the compound beta-TriCalcium Phosphate, as further described in Exhibit A; provided, however, that "Compound" shall not include any similar formulation of beta-TriCalcium Phosphate not included within the description contained in Exhibit A.

     1.5 "Compound Price" shall have the meaning set forth in Section 4.1.

     1.6 "Confidential Information" shall have the meaning set forth in Section
6.1.

     1.7 "Control" or "Controlled" means with respect to any material, item of information, method, data or other know-how or intellectual property right, the possession

(whether by ownership or license, other than pursuant to this Agreement) by a
Party of the ability to grant to the other Party access and/or a license, as provided herein, to such material, item of information, method, data or other know-how or intellectual property right without violating the terms of any agreement or other arrangement with any third party existing before or after the
Effective Date.

     1.8 "Defective Compound" means Compound that does not meet the
Specifications.

     1.9 "Disclosing Party" shall have the meaning set forth in Section 6.1.

     1.10 "FDA" means the U.S. Food and Drug Administration and its European
Union counterpart, and any successor agencies thereto.

     1.11 "FDA Act" means the Federal Food, Drug and Cosmetic Act of the United
States, as amended from time to time.

     1.12 "Field" means the dental, periodontal, oral and cranio-maxillofacial bone grafting market.

     1.13 "Firm Order" means an Initial Firm Order or a Subsequent Firm Order.

     1.14 "HIPAA" means the Health Insurance Portability and Accountability Act
of 1996 (and the regulations promulgated thereunder).

     1.15 "IDE" shall mean the process of obtaining an investigational device exemption, as required in accordance with the FDA Act and 21 CFR Part 812.

     1.16 "Indemnified Party" shall have the meaning set forth in Section 10.3.

     1.17 "Indemnifying Party" shall have the meaning set forth in Section
10.3.

     1.18 "Initial Firm Order" shall have the meaning set forth in Section
2.2.1.

     1.19 "Initial Term" shall have the meaning set forth in Section 11.1.

     1.20 "Invoice" shall have the meaning set forth in Section 3.3.

     1.21 "LIBOR" shall have the meaning set forth in Section 4.5.

     1.22 "PDGF" means platelet derived growth factor described in Exhibit B.

     1.23 "Product" means a product containing a combination of Compound and
PDGF, as described in Exhibit F, as such exhibit may be amended by the Parties from time to time; provided, however, that "Product" shall not include any combination of PDGF with any other compounds.

     1.24 "Receiving Party" shall have the meaning set forth in Section 6.1.

     1.25 "Renewal Term" shall have the meaning set forth in Section 11.1.

     1.26 "Representatives" shall have the meaning set forth in Section 6.2.

     1.27 "Rolling Forecast" shall have the meaning set forth in Section 2.3.

     1.28 "Specifications" means the specifications for Compound attached hereto as Exhibit E.

     1.29 "Subsequent Firm Order" shall have the meaning set forth in Section
2.2.1.

     1.30 "Term" shall have the meaning set forth in Section 11.1.

     1.32 "Vitoss" shall have the meaning set forth in Section 5.5.2.

2. Supply of Compound.

     2.1 General. During the Term, Orthovita shall be the sole and exclusive supplier of Compound to BMPI and BMPI shall purchase all of its requirements for
Compound only from Orthovita. All Compound shall be produced in accordance with
cGMP and supplied in bulk packaging. BMPI shall only use Compound to make
Product. BMPI shall not sell Compound except as part of Product. BMPI shall not promote, market, distribute or use Product outside the Field. BMPI shall not, and shall use its best efforts to not permit any other person, to, promote, market, distribute or use Product for off label use or seek labeling that describes, names or lists any use outside of the Field. Under no circumstances shall BMPI package Product in a manner that will encourage Product's use outside the Field. BMPI and Orthovita shall promptly give notice to the other should either become aware of any other person promoting, marketing, distributing or using Product for off label use or seeking labeling that describes, names or lists any use outside of the Field or attempting to promote, market, distribute or use Product for off label use or seek labeling that describes, names or lists any use outside of the Field. BMPI shall cooperate fully with Orthovita in any efforts to stop any other person from continuing to promote, market, distribute or use Product for off label use or seek labeling that describes, names or lists any use outside of the Field, as well as to prevent any other person from promoting, marketing, distributing or using Product for off label use or seeking labeling that describes, names or lists any use outside of the Field.

     2.2 Firm Orders.

          2.2.1 Firm Orders. BMPI shall provide Orthovita with an initial firm order (the "Initial Firm Order") of Compound for one calendar month on the first calendar day of the month 90 days preceding the anticipated date of the initial order delivery. On the first calendar day of each calendar month thereafter,
BMPI shall provide Orthovita with a firm order (each, a "Subsequent Firm Order")
of Compound for the first calendar month not covered by a previous Firm Order.
Hence, each Subsequent Firm Order shall have an order lead time of at least 90 days. [For example, by April 1st BMPI shall place a Firm Order for July. By May
1st, BMPI shall place a Firm Order for August.] In addition, in each Subsequent
Firm Order, BMPI shall

order at least 90% of the quantity of Compound set out for the applicable calendar month in the immediately preceding Rolling Forecast.

          2.2.2 Minimum Order Requirements. BMPI shall order the minimum quantities of Compound set forth in Exhibit C. If BMPI does not order such amounts within the specified time periods, BMPI shall pay for such amounts, as if it had ordered such amounts, within 30 calendar days after such period.

     2.3 Rolling Forecasts. On the first day of each calendar month beginning with the Initial Firm Order, BMPI shall provide Orthovita with a non-binding estimate (each, a "Rolling Forecast") of the quantities of Compound that BMPI reasonably believes it will require from Orthovita during the fourth through twelfth calendar months of the one-year period commencing on the date such
Rolling Forecast is given to Orthovita. [For example, on April 1, BMPI shall provide Orthovita with a Rolling Forecast for August 1 through March 31 of the following year. On May 1, BMPI shall provide Orthovita with a Rolling Forecast for September 1 through April 30 of the following year.] Orthovita shall consign to BMPI at Orthovita's distribution facility a quantity of Compound equal to that required by the Rolling Forecast (the "Consigned Compound"). Orthovita
shall arrange for BMPI to be billed directly each month for all carrying costs incurred on a per lot basis during the prior month in maintaining such Consigned
Compound for the benefit of BMPI.

     2.4 Acceptance of Firm Orders. Orthovita shall accept each Firm Order placed by BMPI, to the extent that such Firm Order is no greater than 130% of the amount forecast in the fifth month of the Rolling Forecast provided to
Orthovita one month earlier. Insofar as such Firm Orders exceed 130% of amount forecast in the fifth month of the previous month's Rolling Forecast, Orthovita, if requested by BMPI, shall use commercially reasonable efforts to fill such excess subject to available capacity. If Orthovita is aware or anticipates that it will be unable to meet any Firm Order, either in whole or in part, Orthovita shall promptly inform BMPI of such inability. If such inability is partial,
Orthovita shall fulfill Firm Orders with such quantities of Compound as are available for supply to BMPI hereunder. Amounts of Compound delivered by
Orthovita to BMPI in fulfillment of a Firm Order that was previously only partially filled will be shipped with the next two Firm Orders shipped by
Orthovita.

     2.5 Addressee of Rolling Forecasts and Firm Orders. All Rolling Forecasts
and Firm Orders shall be sent by BMPI to the person at the address identified on
Exhibit D as such exhibit may be amended from time to time by Orthovita.

     2.6 Additional or Different Terms. Any Firm Orders, Rolling Forecasts or
related purchase orders, purchase order releases, confirmations, acceptances, advices and similar documents submitted by BMPI in conducting the activities contemplated under this Agreement are for administrative purposes only and shall not add to or modify the provisions of this Agreement. To the extent there are any conflicts or inconsistencies between this Agreement and any such document, the provisions of this Agreement shall control as to a particular order unless otherwise agreed to in writing by the Parties.

3. Shipping, Delivery and Inspection.

     3.1 Shipping and Delivery Dates. At the time BMPI places a Firm Order, BMPI will provide Orthovita with shipping and delivery dates consistent with the
Rolling Forecast. To the extent that such shipping and delivery dates are consistent with such Rolling Forecast and the 90- day minimum order lead-time,
Orthovita shall acknowledge such shipping and delivery dates in its order confirmations, whereupon such shipping and delivery dates shall become binding.
Delivery by Orthovita shall be considered to be "on time" if the Compound is received by BMPI within five calendar days of the scheduled delivery date. If
Orthovita delivers between 90% and 110% of the amount of Compound specified in a
Firm Order, Orthovita shall be deemed to have satisfied the Firm Order.

     3.2 Terms of Delivery. All shipments of Compound shall be on a first-to-expire, first out basis Ex Works (Incoterms 2000) Orthovita's distribution facility. Title and risk of loss or damage to any Compound sold by
Orthovita to BMPI hereunder shall pass to BMPI upon delivery by Orthovita to the
Ex Works point. BMPI shall use its best efforts to designate a carrier in each
Firm Order; provided, however, that if BMPI fails to designate a carrier in a
Firm Order, Orthovita may select a carrier for the account and risk of BMPI. If the carrier selected by BMPI is unavailable, Orthovita shall ship the Compound by a mutually agreed upon method. All shipments shall be made at the expense of
BMPI.

     3.3 Accompanying Documentation. With each shipment of Compound, Orthovita shall provide BMPI with (a) commercially appropriate shipping documentation, including, without limitation, bills of lading and any additional documentation reasonably requested by BMPI, (b) a certificate of analysis attached as Exhibit
I that shall record conformance of the shipment with the Specifications and cGMP and (c) an invoice for the amount of Compound delivered in such shipment
(each, an "Invoice") attached as Exhibit G. Containers shipped with Compound shall be properly marked and include Tare Weight.

     3.4 Inspection.

          3.4.1 Prior to receipt of the Initial Firm Order, BMPI or its designated third party may perform analyses, at its expense, of three separate lots of Compound to test conformance with specifications shown in Exhibit E.
From time to time thereafter, but no less than annually, such analyses of
Compound for delivery may be conducted by BMPI at its sole expense. BMPI may perform periodic quality system audits of Orthovita. BMPI shall reimburse
Orthovita for its reasonable audit administration costs. The dates and duration of audits shall be mutually agreed upon in advance. The scope of any such audits shall be restricted to an assessment of Orthovita's general standard operating procedures and procedures related to testing outlined in the Certificate of
Analysis. Audits of other Orthovita proprietary design documentation, equipment, processes, procedures, and data are prohibited.

          3.4.2 Within 20 business days after BMPI's receipt of a shipment of
Compound, BMPI shall inspect (or have inspected) such shipment for Defective
Compound. BMPI shall promptly, and in no event more than five calendar days of discovery of such Defective Compound, notify Orthovita thereof. If BMPI does not notify Orthovita of any Defective

Compound within 25 business days after BMPI's receipt of a shipment of
Compound, BMPI shall be deemed to have accepted such shipment.

          3.4.3 If BMPI notifies Orthovita that it received Defective Compound,
Orthovita may request that BMPI submit a sample of the allegedly Defective
Compound to a mutually agreeable independent testing laboratory to verify whether such Compound is in compliance with the Specifications. The findings of such independent laboratory shall be binding upon the Parties. The fees and expenses charged by such laboratory shall be paid by the Party in error.

          3.4.4 Subject to acknowledgement of Defective Compound by Orthovita or confirmation of Defective Compound by an independent laboratory, which ever occurs first, but in no event more than 30 business days following receipt of
BMPI's notice, Orthovita shall provide to BMPI replacement Compound in a quantity equal to the Defective Compound. Where Orthovita is unable to replace the full amount of Defective Compound in the specified time, it shall not constitute a breach of this Agreement. No less than 50% of Defective Compound shall be delivered to BMPI 30 days following Orthovita's receipt of notice from
BMPI. The remaining 50% of replacement Compound will be delivered to BMPI within
60 days of notice. Orthovita shall be solely responsible for all out of pocket costs associated with the return of such Defective Compound to Orthovita. When
Orthovita replaces the Defective Compound with Compound it no charge to BMPI in addition to the amounts BMPI already paid or payable to Orthovita for such
Compound, BMPI shall have no other remedies with respect to such Defective
Compound (except as set forth in Section 10).

          3.4.5 Except to the extent BMPI provided notice to Orthovita in accordance with this Section 3.4.1, all Compound delivered to BMPI shall be deemed to be in conformance with the Specifications 25 Business Days after
BMPI's receipt thereof (including, without limitation, for the purposes of
Section 10). In addition, if any Compound fails to meet the Specifications as a result of a cause occurring after receipt of the Compound by BMPI, including, without limitation, storage or handling not conforming with Orthovita's written storage and handling instructions as specified in Exhibit H, such Compound shall be deemed to be in conformance with the Specifications (including, without limitation, for the purposes of Section 10).

4. Payment Obligations.

     4.1 Calculation of Compound Price. The price of Compound (the
"Compound Price") shall be as described in Exhibit C hereto.

     4.2 Payment of Compound Price. Within 30 days after issuance of an Invoice to BMPI, BMPI or its permitted designee shall pay Orthovita an amount equal to the Compound Price times the number of units of Compound actually received by
BMPI or its permitted designee.

     4.3 Changes in Regulatory Requirement. If, during the Term, there are any changes in cGMP or any other law, rule or regulation affecting the manufacture and sale of Compound used in Product that result in an increase in the cost to manufacture Compound for Product (an "Increasing Change"), such increased pro-rata stare costs shall be passed on to BMPI in the

form of an increase to the Compound Price. Orthovita shall provide BMPI with fifteen (15) days advance written notice of any such Increasing Change prior to passing such costs on to BMPI. Such pro-rata share cost increases shall be proportional to the weight of the initial product used to produce the Compound in comparison to the combined weight of the initial product used to produce the
Compound, Vitoss, and any other compound created from the initial product. For example, if the total weight of the initial product is 100 grams, and 80 grams of the initial product are used to produce Vitoss, 10 grams of the initial product are used to produce a separate compound, and 10 grams of the initial product are used to produce the Compound, then BMPI shall be responsible for 10 grams/(80 grams + 10 grams + 10 grams) or 10% of any increased costs due to an
Increasing Change. BMPI shall have the right to verify increases to Compound
Price through an independent third party auditor acceptable to both Parties.
Prior to the effectiveness of any such law, rule or regulation, Orthovita shall provide BMPI with written notice of any such law, rule or regulation that, to its knowledge, is proposed, as well as any material updates to such proposal.
However, failure by Orthovita to provide written notice of any such law, rule or regulation prior to its effectiveness shall not impair the ability of Orthovita to pass on the increased pro-rata share of such costs.

     4.4 Payment Terms. All payments to be made hereunder shall be payable in
United States dollars.

     4.5 Late Payments. Any payments due under this Section 4 that are not made on or before the date specified under the provisions of this Agreement shall bear interest, to the extent permitted by law, at an annual rate of three percentage points above the 30-day London InterBank Offering Rate ("LIBOR") as reported in The Financial Times (or any other publication agreed to by the
Parties) on the date such payment is due, with interest calculated based on the number of days such payment is delinquent.

5. Regulatory Obligations.

     5.1 Compliance with Laws. Except as provided in Section 5.5. BMPI shall obtain, at its sole expense, all permits, licenses, and other approvals and shall file all reports, applications, notifications, manifests, and the like required by regulatory authorities as necessary for BMPI to (a) conduct pre-clinical and clinical studies on the Product, and (b) market and sell the
Product. Such regulatory requirements shall include, without limitation, all requirements of FDA and other country-specific requirements, including, without limitation, to country-specific registration requirements for importation, testing, and sale of the Product, waste management or emissions, or the testing, packaging, labeling, storage, sale or distribution of the Product.

          5.1.1 Orthovita shall notify BMPI promptly of all recalls or market withdrawals of Vitoss products for any reason, except for those recalls or market withdrawal caused by product mislabeling or packaging. Such notification shall be no more than 48 hours after such action has been initiated. In such case, Orthovita shall reimburse BMPI any and all costs associated with withdrawal of Product, subject to the limitations of Section 9.2.2, as result of withdrawal of Orthovita's Vitoss.

                                        7

     5.2 Pre-Clinical and Clinical Studies.

          5.2.1 Orthovita shall have the right to review and recommend modifications to all testing protocols for the pre-clinical studies and the clinical studies prior to commencement of each individual study. Orthovita shall request changes or modification to pre-clinical protocols within 10 business days of receipt. Following initial review and recommendation, Orthovita shall have the right to request changes in or modifications to protocols that have not been completed within 10 business days after Orthovita's receipt of such protocol. All requested changes shall be in writing and shall be signed by authorized representatives of Orthovita and BMPI.

          5.2.2 Jeffrey Hollinger, Ph.D., having a principal place of business at the Bone Tissue Engineering Center, 125D Smith Hall, 5000 Forbes Avenue,
Pittsburgh, PA 15213-3890, shall direct the pharmacokinetic study portion of the pre-clinical studies. Orthovita and BMPI shall agree on the Principal
Investigator for the remainder of the pre-clinical studies.

          5.2.3 BMPI shall promptly provide Orthovita with a copy of all
Compound binding information and characterization of the release kinetics data resulting from the pre-clinical studies.

     5.3 ISO. Orthovita shall provide to BMPI appropriate documentation of its
International Standards Organization ("ISO") certification and FDA registration and shall notify BMPI of any discontinuance of such certification or registration. If FDA or other governmental and/or licensing accreditation or certification organization requires an audit of Orthovita, Orthovita, as supplier of raw materials to BMPI, shall comply with FDA's requirements at
BMPI's cost. A mutually agreeable third party shall be permitted to audit the
Orthovita facility, at reasonable times during normal business hours and subject to the terms and conditions typical in the industry, at the cost of BMPI.

     5.4 Cooperation in Identification of Vendor for Packaging and
Sterilization. To assist, BMPI in the packing and sterilization of Product,
Orthovita shall provide to BMPI information that identifies potential vendors historically used by Orthovita for packaging of Compound. Notwithstanding the foregoing, Orthovita shall not be responsible for the packaging or sterilization of Compound.

     5.5 Cooperation in Obtaining Regulatory Approval.

          5.5.1 To assist BMPI solely in conducting the activities in the Field as set forth in this Agreement, Orthovita shall furnish BMPI and/or BMPI's designees with certain documentation in Orthovita's possession, including
Orthovita's filings with the FDA and its European Union counterpart relating to
Compound, as required by FDA to submit applications for regulatory approvals of
Product and/or to assist BMPI in its communications with the regulatory authorities relating to Product.

          5.5.2 Orthovita shall permit BMPI to cross-reference Orthovita's filings made to the FDA and its European Union counterpart with respect to its
"Vitoss" product (which product has the same chemistry as Compound, but is of a different particle size) ("Vitoss") for

                                        8

the sole purpose of assisting BMPI in its communications with the FDA and its
European Union counterpart. Additionally, Orthovita shall use reasonable efforts to provide BMPI with any additional information on Vitoss or Compound in
Orthovita's possession as required by the FDA and its European Union counterpart.

          5.5.3 As a courtesy only, Orthovita shall supply BMPI with a copy of the package insert and a summary of the safety and efficacy data for Vitoss on an "AS-IS" basis. BMPI SHALL NOT RELY ON SUCH PACKAGE INSERT OR SUMMARY OF
SAFETY AND EFFICACY DATA, AND ORTHOVITA HEREBY DISCLAIMS ALL REPRESENTATIONS AND
WARRANTIES MADE IN RELIANCE, OR IN ANY WAY RELATED TO THE PACKAGE INSERT AND/OR
SUMMARY OF SAFETY AND EFFICACY DATA, INCLUDING, WITHOUT LIMITATION, FITNESS FOR
A PARTICULAR PURPOSE AND MERCHANTABILITY.

6. Confidentiality.

     6.1 Definition. As used in this Agreement, "Confidential Information" means any proprietary or confidential information, technical data, trade secrets or know-how of a Party (the "Disclosing Party"), including, without limitation, research, product plans, products, service plans, services, business plans, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems and profit figures, finances and other business information disclosed to the other Party hereto (the "Receiving
Party") by or on behalf of the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property; provided that (a) any Confidential Information disclosed in tangible form will be marked as confidential and/or proprietary information by the
Disclosing Party and (b) any Confidential Information disclosed in intangible form will be identified as confidential and/or proprietary information of the
Disclosing Party at the time of disclosure and summarized in writing to the
Receiving Party within 30 days of its disclosure. The Parties agree that the provisions of this Agreement shall be considered the Confidential Information of both Parties and shall not be disclosed by either Party except as set forth in this Section 6.

     6.2 Duties of Confidentiality and Non-Use. During the Term, and for a
period of 10 years thereafter, the Receiving Party will maintain in confidence all Confidential Information disclosed to it by the Disclosing Party. The
Receiving Party shall not use, disclose or grant use of the Disclosing Party's
Confidential Information except as required under this Agreement. To the extent that disclosure is authorized by this Agreement, the Disclosing Party shall obtain prior agreement from its employees, agents, consultants, Affiliates, subcontractors and sublicensees (collectively, the "Representatives") to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each
Receiving Party shall use at least the same standard of care as it uses to protect its own Confidential Information to ensure that its Representatives do not disclose or make any unauthorized use of such Confidential Information.
Each Receiving Party shall promptly notify the other upon discovery of any unauthorized use or disclosure of Confidential Information.

     6.3 Exceptions. The obligations regarding "Confidential Information" set forth in Section 6.3.2 shall not apply to:

                                        9

          6.3.1 information that, at the time of disclosure, was published, known publicly, or otherwise in the public domain;

          6.3.2 information that, after disclosure, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the
Receiving Party;

          6.3.3 information that, prior to the time of disclosure, is known to the Receiving Party, as evidenced by its written records, and is not then subject to an obligation of confidentiality to any third party;

          6.3.4 information that, after disclosure, is made available to the
Receiving Party by a third party under no obligation of confidentiality and without restriction on its further disclosure by the Receiving Party; and

          6.3.5 information that is required to be disclosed pursuant to the order of any court or governmental agency with competent jurisdiction (provided, however, that (a) any such disclosure shall not otherwise relieve the Receiving
Party of its continuing confidentiality and non-use obligations hereunder with respect to all of the Confidential Information, including the information disclosed by it to the court or agency under this clause and (b) the Receiving
Party shall give the Disclosing Party reasonable advance notice of any such disclosure and cooperate reasonably with the Disclosing Party in the Disclosing
Party's efforts to object to such disclosure and to obtain the recipient's agreement to maintain the confidentiality of the Confidential Information disclosed under this clause).

     6.4 Permitted Disclosure. Each Party and its Representatives may disclose
Confidential Information to the extent such disclosure is reasonably necessary for the purpose of the implementation of this Agreement to individuals or entities bound by the same terms of Section 6 hereto, including, without limitation, for purposes of complying with any applicable statute or governmental regulation.

     6.5 Public Announcements.

          6.5.1 Dr. Jeffrey Hollinger shall have the primary right to publish the data and materials resulting from the pharmacokinetic study described in
Section 5.2 (including, without limitation, the binding information and characterization of the release kinetics resulting from such study) on consent of BMPI. If Dr. Hollinger is unwilling or unable to publish the results of the pharmacokinetic study, BMPI shall make all reasonable efforts to ensure publication of such non-Confidential results. If BMPI is unable to publish the results of the pharmacokinetic study despite such efforts, Orthovita shall make all reasonable efforts to publish all of the binding information and characterization of the release kinetics resulting from the pharmacokinetic study as described in Section 5.2 on written consent of BMPI, which shall not be unreasonably withheld or delayed.

          6.5.2 No materials based on, or related to, the pre-clinical or clinical studies relating to Compound, including data from the pharmacokinetic portion of the study, may be submitted for publication without the prior review and recommendation of Orthovita. Prior to publication of any study results, BMPI shall provide a copy of any proposed publication or

                                       10

presentation (including without limitation, manuscripts, written abstracts, and hard copies of slides or other audiovisual aids prepared for public disclosure)
at least 45 day in advance of the submission of such proposed publication or presentation. Orthovita shall provide its recommended changes to such data and/or materials within 10 days of receipt of such publication. If the publication would reveal the composition, structure or other characteristics of
Compound, trade secrets or other information that is not yet patented or that is not patentable, Orthovita and BMPI shall cooperate to modify the disclosure as appropriate. It is understood that nothing in this Section 6.5 shall grant either Party, their Affiliates or agents, the right to publish any Confidential
Information, even if such information was furnished to the other Party for purposes of conducting the pre-clinical or clinical studies or manufacture
Product. Orthovita shall have the authority to identify and require deletion from the manuscripts of any of its Confidential Information.

          6.5.3 Except as otherwise set forth in this Section 6.5, neither Party shall originate any publicity, news release or public announcements, relating to this Agreement (including, without limitation, its existence, its subject matter, the Parties' performance, any amendment hereto or performance hereunder), whether to the public or press, stockholders or otherwise, without the prior written consent of the other Party, save only such announcements that are required by Law to be made or that are otherwise agreed to by the Parties.
Such announcements shall be brief and factual. If a Party decides to make an announcement, whether required by law or otherwise, it shall give the other
Party at least 10 Business Days advance notice, where possible, of the text of the announcement so that the other Party stall have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests the deletion of any information in the materials, the disclosing Party shall delete such information unless, in the opinion of the disclosing Party's legal counsel, such Confidential Information is legally required to be fully disclosed.

     6.6 Compliance with HIPAA. BMPI shall treat all medical records of any patient enrolled in any pre-clinical or clinical studies in accordance with all state and federal laws, rules and regulations (including without limitation drug and alcohol, psychiatric and HIV laws and regulations) regarding their confidentiality, and with due regard to ethical considerations. Without limiting the generality of the foregoing, BMPI acknowledges the duty to ensure that its computer information systems and related internal policies and procedures must be compliant with all applicable security and privacy requirements under final regulations promulgated pursuant to HIPAA, and similar federal or state standard transaction, privacy and security requirements, such that billing, recordkeeping and other patient data requirements function accurately, without interruption and in full compliance with applicable federal and state law. BMPI represents and warrants that all necessary and appropriate measures have been undertaken or will be taken to ensure HIPAA compliance, to the extent that BMPI is a "covered entity," as such term is defined under HIPAA.

7. Intellectual Property.

     7.1 Compound. Orthovita shall remain the exclusive owner of all right, title and interest in and to all intellectual property rights in Compound. No license to or assignment of any patent, invention, patent right, material right, or trade secret anywhere in the world by Orthovita is

                                       11

7. Intellectual Property.

     7.1 Compound. Orthovita shall remain the exclusive owner of all right, title and interest in and to all intellectual property rights in Compound. No license to or assignment of any patent, invention, patent right, material right, or trade secret anywhere in the world by Orthovita is conveyed by this
Agreement. If Compound, alone and not in combination with any other substance or object (including, without limitation, PDGF), infringes or misappropriates the rights of any third party, Orthovita shall have the right, at its option, to (i)
procure the right to continue to supply Compound to BMPI for use as provided in this Agreement; or (ii) terminate this Agreement without liability to BMPI, except for Orthovita's indemnification obligations here under.

     7.2 Use of Name. BMPI does not have, and shall not acquire, any interest in any of Orthovita's trademarks or trade names unless otherwise expressly agreed by Orthovita in writing. Orthovita's name may appear on the packaging and labeling for the Products and in material included therewith to the extent required by law; provided, however, that each such use must be approved in writing by Orthovita {which approval shall not be unreasonably withheld). BMPI shall not otherwise use the name of Orthovita, or disclose the existence of this Agreement for any marketing, advertising or promotional purpose, without
Orthovita's prior written consent.

     7.3 Inventions. Inventorship of any invention made by Orthovita or BMPI pursuant to this Agreement shall be determined in accordance with Section 2 of the Material Transfer Agreement dated as of December 11, 2001 entered into by and between Orthovita and BMPI, and incorporated by reference herein (the
"Material Transfer Agreement"). Each party will cooperate with the other in matters of patent protection consistent with the terms and conditions of this
Agreement. Except as provided for by Section 2 of the Material Transfer
Agreement, neither Orthovita nor BMPI may claim by virtue of this Agreement any right, tide or interest in (a) any issued or pending patents owned or Controlled by the other or (b) any invention, process or product arising out of the other's previous research or development activities, whether or not patented or patentable.

8. Representations and Warranties.

     8.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that (a) such Party is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation; (b) the execution and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; and
(c) the execution and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and, to its knowledge, will not violate any law, rule or regulation applicable to such Party.

     8.2 Additional Representations and Warranties By BMPI. BMPI represents and warrants to Orthovita that, to its knowledge, it owns or has Control of technology for the use of PDGF that it intends (a) to investigate under an approved IDE from the FDA (or other required FDA investigational applications as necessary) and (b) to market and sell Product upon approval by the FDA.

                                       12

9. Disclaimer of Warranties. Limitation of Liability.

     9.1 Disclaimer of Warranties. EXCEPT AS OTHERWISE SET FORTH HEREIN, EACH
PARTY HEREBY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO
COMPOUND OR ANY OTHER INFORMATION OR MATERIALS PROVIDED BY ORTHOVITA HEREUNDER,
INCLUDING, WITHOUT LIMITATION, ANY WARRANTY Of MERCHANTABILITY, NON-INFRINGEMENT
OR FITNESS FOR A PARTICULAR PURPOSE.

     9.2 Limitation of Liability.

          9.2.1 EXCEPT FOR ANY BREACH OF THE OBLIGATIONS OF CONFIDENTIALITY SET
FORTH IN SECTION 6 AND FOR EACH PARTY'S INDEMNIFICATION OBLIGATIONS PURSUANT TO
SECTIONS 10.1 AND 10.2, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER
PARTY OR ITS AFFILIATES FOR ANY LOSS OF PROFITS, SPECIAL, INDIRECT,
CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES ARISING OUT OF OR
RELATED TO THIS AGREEMENT HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY
(INCLUDING NEGLIGENCE), WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE
POSSIBILITY OF SUCH DAMAGES.

          9.2.2 ORTHOVITA'S LIABILITY FOR DAMAGES UNDER THIS AGREEMENT SHALL NOT
EXCEED THE TOTAL AMOUNT OF PAYMENTS MADE TO ORTHOVITA BY BMPI DURING THE
CONSECUTIVE 24 MONTHS PRIOR TO THE DATE OF THE FIRST EVENT GIVING RISE TO SUCH
LIABILITY.

10. Indemnification.

     10.1 Indemnification by Orthovita. Orthovita shall defend BMPI and its directors, officers and employees from and against any and all claims and suits brought by an independent third party to the extent based upon, and shall indemnify and hold BMPI and its directors, officers and employees harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for (a) product liability caused by Compound not in conformance with the Specifications at the time of delivery or (b) any claim of infringement or misappropriation of any patent, trade secret copyright or other proprietary right alleged to occur because of
Compound, alone and not in combination with any other substance or object
(including, without limitation, PDGF).

     10.2 Indemnification by BMPI. BMPI shall defend Orthovita and its directors, officers and employees from and against any and all claims and suits brought by an independent third party to the extent based upon, and shall indemnify and hold Orthovita and its directors, officers and employees harmless from and against any and all losses, damages, penalties, liabilities, judgments, amounts paid in settlement, fines and expenses (including court costs and reasonable fees of attorneys and other professionals) for (a) any product liability or other claim relating to the unloading, storage, handling, use, disposal or performance of the Compound provided to

                                       13

BMPI or the Product, except to the extent caused by Compound not in conformance with the Specifications at the time of delivery or (b) any claim of infringement or misappropriation of any patent, trade secret, copyright or other proprietary right alleged to occur because of PDGF or Product.

     10.3 Indemnification Procedures. If any third party claim is commenced against a party entitled to indemnification under this Section 10 (the
"Indemnified Party"), notice thereof shall be given to the party that is obligated to provide indemnification (the "Indemnifying Party") as promptly as practicable. If, after such notice, the Indemnifying Party shall acknowledge that this Agreement applies with respect to such claim, then the Indemnifying
Party shall be entitled, if it so elects, in a notice promptly delivered to the
Indemnified Party, but in no event less than 10 days prior to the date on which a response to such claim is due, to immediately take control of the defense and investigation of such claim and to employ and engage attorneys reasonably acceptable to the Indemnified Party to handle and defend the same, at the
Indemnifying Party's sole cost and expense. The Indemnified Party shall cooperate, at the cost of the Indemnifying Party, in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost and expense, participate, through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. No settlement of a claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party. After notice by the
Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by such Indemnified Party in connection with the defense of that claim. If the
Indemnifying Party does not assume full control over the defense of a claim subject to such defense as provided in this Section, the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified
Party shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

     10.4 General Liability Insurance. During the term of the Agreement, each party shall maintain a policy or policies of commercial general liability insurance in commercially reasonable amounts of no less than $10 million, and as is customary in the industry.

11. Term and Termination.

     11.1 Term. The initial term of this Agreement shall commence on the
Effective Date and shall continue until the tenth anniversary of the Effective
Date (the "Initial Term"). Unless earlier terminated pursuant to this Agreement, and upon mutual agreement of the Parties, this Agreement shall renew at the end of the Initial Term for up to two five-year renewal terms (each, a "Renewal
Term," and together with the Initial Term, the "Term").

     11.2 Termination for Convenience. Orthovita and BMPI may each terminate this Agreement for any reason upon 18 months prior written notice to BMPI in accordance with the terms of Section 11.4 of this Agreement.

                                       14

     11.3 Termination for Cause.

          11.3.1 Except as set forth in Section 11.3.2, either Party may terminate this Agreement for cause if the other Party materially breaches any material provision of this Agreement and fails to cure such breach within 60 days after receipt of notice thereof; provided, however, if Orthovita; (a) fails to deliver between 90% and 110% of the amount of Compound specified in a Firm
Order for any three consecutive Firm Orders or four Firm Orders within any twelve month period, provided that such Firm Orders comply with the first sentence of Section 2.4; or (b) delivers Defective Compound in a Firm Order for any three consecutive Firm Orders of four Firm Orders within a twelve month period, then BMPI may immediately terminate this Agreement for cause.

          11.3.2 Orthovita may terminate this Agreement for cause if BMPI materially breaches any payment provision of this Agreement and fails to cure such breach within 30 business days after receipt of notice thereof.

     11.4 Termination for Cessation of Production. Orthovita may terminate this
Agreement for any reason upon twelve months prior written notice to BMPI if
Orthovita plans to cease production of Compound; provided, however, that prior to the effective date of termination, Orthovita shall provide to BMPI a
Wind-Down Supply of Compound. As used in this Agreement, "Wind-Down Supply"
means two times the amount of Compound set forth in any outstanding Firm Orders and the most recent Rolling Forecast as of the date notice is given by Orthovita to BMPI in accordance with this Section 11.4. BMPI shall pay Orthovita for the
Wind-Down Supply in accordance with Section 4. Orthovita shall provide the
Wind-Down Supply to BMPI during the 12-month notice period.

     11.5 Termination for Insolvency or Termination of Business Activities.
Either Party may terminate this Agreement if the other Party becomes insolvent or is the subject of a petition in bankruptcy whether voluntary or involuntary or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in such a petition, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated. Such termination right may be exercised within 60 days following the date as of which the Party entitled to terminate receives knowledge of such insolvency or termination of business activities by the other Party, by giving the terminated Party written notice.

     11.6 Survival. Sections 4.4, 4.5, 6, 7, 9, 10, 11.6 and 12; any payment obligations of the parties hereunder accruing prior to the date of termination;
and any other provision herein expressly surviving termination or necessary to interpret the rights and obligations of the parties in connection with the termination of the term of this Agreement will survive the termination or expiration of this Agreement.

12. Miscellaneous.

     12.1 Governing Law. This Agreement shall be construed, and the respective rights of the Parties determined, according to the substantive law of the
Commonwealth of Pennsylvania, without regard to its conflict of laws provisions.
The UNCITRAL Convention for the

                                       15

International Sale of Goods, as well as any other unified law relating to the conclusion and implementation of contracts for the international sale of goods, shall not apply.

     12.2 Entire Agreement. This Agreement, together with any agreement of even date herewith and signed by the parties hereto, constitutes the sole and only agreement between the parties hereto pertaining to the subject matter covered hereby, and, effective as of the date of this Agreement, supersedes and cancels any and all other oral or written agreements or understanding between or assumed by the parties or either of them with respect to the subject matter of this
Agreement (including, without limitation except for Section 2, the Material
Transfer Agreement), but without prejudice as to any liability which may have accumulated thereunder. For the avoidance of doubt, any Compound provided to
BMPI under the Material Transfer Agreement will now be covered by the provisions of this Agreement.

     12.3 No Waiver. Failure of either Party to insist upon a strict and punctual performance of any of the provisions hereof shall not constitute a waiver or an estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach, whether of similar nature or otherwise. The observance of any provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such provision, but any such waiver shall be effective only if in writing signed by the Party against whom such waiver is to be asserted.

     12.4 Severability. In the event of the invalidity of any provisions of this
Agreement or if this Agreement contains any gaps, the Parties agree that such invalidity or gap shall not affect the validity of the remaining, provisions of this Agreement. The Parties will replace an invalid provision or fill any gap with a valid provision that most closely approximates the purpose and economic effect of the invalid provision or, in case of a gap, the Parties' intentions.
In the event that the provisions of this Agreement are materially altered as a result of the preceding sentences, the Parties shall renegotiate the provisions of this Agreement in order to resolve any inequities. Nothing in this Agreement shall be interpreted so as to require either Party to violate any applicable laws, rules or regulations.

     12.5 Modifications and Amendments. No modification or amendment of this
Agreement shall be effective unless submitted and agreed to in writing by the duly authorized representatives of the parties hereto.

     12.6 Assignment. This Agreement may not be assigned in whole or in part by either Party without the prior written consent of the other Party (which consent shall not be unreasonable withheld or delayed); provided, however, that (a)
Orthovita may assign this Agreement to an Affiliate without BMPI's prior written consent and (b) either Party may assign this Agreement in connection with a merger or a sale of all or substantially all of its stock or assets without the other Party's prior written consent. The provisions of this Agreement Shall be binding upon the successors and assigns of the parties hereto.

     12.7 Counterparts. This Agreement may be executed in duplicate, both of which shall be deemed to be originals, and both of which shall constitute one and the same agreement.

                                       16

     12.8 No Agency. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between
Orthovita and BMPI. Notwithstanding any of the provisions of this Agreement, neither Party shall at any time enter into, incur or hold itself out to third parties as having authority to enter into or incur, on behalf of the other
Party, any commitment, expense or liability whatsoever, and all contracts, expenses and liabilities undertaken or incurred by one Party in connection with or relating to the development, manufacture or sale of Products shall be undertaken, incurred or paid exclusively by that Party, and not as an agent or representative of the other Party.

     12.9 Notices. Unless otherwise provided for in this Agreement, any notice or request required or permitted to be given under or in connection with this
Agreement or the subject matter hereof, shall be given in the English language in writing by prepaid registered or first-class airmail, telex or telefax to the recipient at its address as set forth hereunder or to such other address or addressee as may have therefor been furnished in writing by the recipient to the sending Party. Any such aforementioned notice or request shall be deemed to be effective upon receipt by the Party to which it is addressed. Any notice to be sent by a Party pursuant to this Agreement shall be addressed:

   If to Orthovita:   Joseph M. Paiva, Chief Financial Officer
                      Orthovita, Inc.
                      45 Great Valley Parkway
                      Malvern, PA 19355
                      (610)640-2603

                      with a copy to:

                      Manya S. Deehr
                      Morgan, Lewis & Bockius LLP
                      1701 Market Street
                      Philadelphia, Pa 19103
                      (877) 432-9652

   If to BMPI:        Dr. Samuel E. Lynch
                      President and CEO
                      BioMimetic Pharmaceuticals, Inc.
                      1616 Westgate Circle
                      Brentwood, TN 37027
                      (615)844-1280

                      with a copy to:

                      Mark Manner
                      Harwell Howard Hyne Gabbert & Manner, P.C.
                      18O0 AmSouth Center
                      315 Deaderick Street
                      Nashville, TN 37238
                      (615)256-0500

                                       17

     12.10 Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

[Signature page follows]

                                       18

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

Orthovita, Inc.                   BioMimetic Pharmaceuticals Inc.

By: /s/ Joseph M. Paiva           By: /s/ Samuel E. Lynch
    ---------------------------       ---------------------------
Name: Joseph M. Paiva             Name: Samuel E. Lynch
Title: Chief Financial Officer    Title: President

                                       19

                                    EXHIBIT A
                             DESCRIPTION OF COMPOUND

o    b -TriCalcium Phosphate (b-TCP) as described in Exhibit E

o    calcium/phosphorous ratio of **

o    granules in a size range from **

o    sub-micron primary particle (crystallite)

o    greater than ** open and interconnected (poly)porosity

                                       20

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                    EXHIBIT B
                               DESCRIPTION OF PDGF

o    becalpermin - recombinant human platelet-derived growth factor (rhPDGF-BB)

o    Molecular weight ** approximately

o    Homodimer of two identical polypeptide chains cross linked through disulfide bonds

                                       21

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                   EXHIBIT C

     AGGREGATE ANNUAL COMPOUND MINIMUM ORDER REQUIREMENTS AND COMPOUND PRICE

During the Term of this Agreement the unit of measure for all Firm Orders shall be at least one kilogram, and BMPI shall make minimum annual Firm Orders as follows:

During the first 12 months after the date that the Initial Firm     10 Kilograms
Order is placed:

Between the first anniversary of the date that the Initial Firm     12 Kilograms
Order is placed-and the second anniversary:

Between the second anniversary of the date that the Initial Firm    15 Kilograms
Order is placed and the third anniversary:

Annually after the third anniversary of the date that the Initial   20 Kilograms
Firm Order is placed and during the remainder of the Term:

                             COMPOUND PRICE PER GRAM

-----------------------------------------------------------------------------------------------------
       ANNIVERSARY--          FOR MINIMUM ANNUAL   COMPOUND PRICE PER GRAM FOR KILOGRAMS ORDERED IN
        TIME PERIOD          FIRM ORDER QUANTITY   EXCESS OF THE MINIMUM ANNUAL FIRM ORDER QUANTITIES
-----------------------------------------------------------------------------------------------------
                             Quantity     Price      From 1    From 6   From 11   From 16    From 21
                                        per Gram    kgs. to   kgs. to     kgs.     kgs to   kgs. and
                                                     5 kgs.   10 kgs.    to 15     20 Kgs     over
                                                                          kgs.
-----------------------------------------------------------------------------------------------------

First 12 months after the    10 kgs.     **          **        **        **        **        **
Initial Firm Order
-----------------------------------------------------------------------------------------------------
Between the 1st and 2nd      12 kgs.     **          **        **        **        **        **
anniversary after the
Initial Firm Order
-----------------------------------------------------------------------------------------------------
Between the 2nd and 3rd      15 kgs.     **          **        **        **        **        **
anniversary after the
Initial Firm Order
-----------------------------------------------------------------------------------------------------
Between the 3rd and 4th      20 kgs.     **          **        **        **        **        **
anniversary after the
Initial Firm Order
-----------------------------------------------------------------------------------------------------

After the fourth anniversary of the Initial Firm Order, the Compound Price per
gram may increase once each year at the same rate as the Consumer Price Index as reported for the prior 12-month period by the United States Federal Government.

                                       22

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

BMPI shall also pay Orthovita $500 per lot of Compound to reimburse the cost incurred by Orthovita for release testing in accordance with the Specifications for Compound noted in Exhibit E for testing porosity by mercury porosimetry and endotoxin by L.A.L. BMPI shall also pay Orthovita no greater than $500 for testing agreed-to-tests within the Certificate of Analysis for the assessment of the shelf life of the bulk Compound.

                                       23

                                    EXHIBIT D
                            ORTHOVITA CONTACT PERSON

Joseph M.Paiva, Chief Financial Officer
Orthovita, Inc.
45 Great Valley Parkway
Malvern, PA 19355

                                       24

                                    EXHIBIT E
                           SPECIFICATIONS FOR COMPOUND

Test: X-Ray Diffraction (XRD)   Specification: Minimum ** 'b'-TCP,+/- 5%

Test: Surface Area by BET

      Specification: **

Test: Heavy Metals Testing--Inductive Coupled Plasma (ICP)

      Specification: Pb: < **ppm; Hg: < **ppm; As: < **ppm; Cd: < **ppm

Test: Nominal Particle Size Range
      Sieving (screening with US standardized meshes, sieve numbers 18 and 60)

      Specification: **

Test: Porosity by Mercury Porosimetry

      Specification: >** porous

Test: Fourier Transform Infrared Spectroscopy (FTIR)

      Specification: Match to beta-TCP library spectra

Test: Endotoxin
      L.A.L.

      Specification: <** EU/ml

                                       25

**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.

                                    EXHIBIT F
                             DESCRIPTION OF PRODUCT

A two-component device composed of:

     o    A sterile container of Compound

     o    A container containing a solution of rhPDGF-BB

The components are individually packaged together in a single unit as Product.

                                       26

                                    EXHIBIT G
                               FORM OF THE INVOICE

                                       27

                                    EXHIBIT H
                          COMPOUND STORAGE INSTRUCTIONS

Controlled room-temperature, dry storage in a tight container as described in the United States Pharmacopeia 25 NF20 page 9, 2002 Edition, received from
Orthovita.

                                       28

                                    EXHIBIT I
                             CERTIFICATE OF ANALYSIS

                              Please see attached.

                                       29

================================================================================

[ORTHOVITA LOGO]                    8160-0070                        Page 1 of 1
                             CERTIFICATE OF ANALYSIS

================================================================================
REFERENCE QUALITY INSPECTION PROCEDURE 3400-0091
--------------------------------------------------------------------------------
PART NUMBER                    PRODUCT NAME                     CUSTOMER
           2400-0088              B-TCP **                            BioMimetic
--------------------------------------------------------------------------------
LOT NUMBER                     QUANTITY                         PO NUMBER

--------------------------------------------------------------------------------
Orthovita certifies the above lot was screened to a particle size range of
**, utilizing US standard sieve numbers **.
--------------------------------------------------------------------------------
APPROVED BY                    TITLE                            DATE

                                  Sr. Process Engineer
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TEST PERFORMED                                   SPECIFICATION       RESULTS
--------------------------------------------------------------------------------
X-Ray Diffraction (XRD)                          **
--------------------------------------------------------------------------------
Porosity by Mercury Porosimetry                  **
--------------------------------------------------------------------------------
BET Surface Area                                 **
--------------------------------------------------------------------------------
Heavy Metals by ICP                              **
                                                 **
                                                 **
                                                 **
--------------------------------------------------------------------------------
Fourier Transform Infrared Spectroscopy (FTIR)   **
--------------------------------------------------------------------------------
Bacterial Endotoxins by LAL                      **
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
APPROVED BY                    TITLE                            DATE

--------------------------------------------------------------------------------
APPROVED BY                    TITLE                            DATE

                                  Director of Quality Assurance
--------------------------------------------------------------------------------

                                 Orthovita, Inc.
                             45 Great Valley Parkway
                                Malvern, PA 19355
                            Telephones: 610.640.1775
                                Fax: 610.640.1714

                                                              01-Feb-02: Rev. 00
================================================================================
**   REPRESENTS MATERIAL WHICH HAS BEEN REDACTED AND SEPARATELY FILED WITH THE
     SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL
     TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED.